Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Fourth Fiscal Quarter and Full Year 2022 Financial Results and Declares Increased Quarterly Distribution of $0.18 Per Share and Special Distribution of $0.14 Per Share

LOS ANGELES, CA, November 15, 2022 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter and year ended September 30, 2022.

Financial Highlights for the Quarter and Year Ended September 30, 2022

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Total investment income was $70.1 million ($0.38 per share) and $262.5 million ($1.44 per share) for the fourth fiscal quarter and full year, respectively, as compared with $63.1 million ($0.34 per share) and $209.4 million ($1.29 per share) for the third fiscal quarter of 2022 and the full year of 2021. Adjusted total investment income was $68.0 million ($0.37 per share) and $251.3 million ($1.38 per share) for fiscal quarter and full year ended September 30, 2022, as compared with $60.9 million ($0.33 per share) and $198.1 million ($1.22 per share) for the third fiscal quarter of 2022 and the full year of 2021. The increase for the quarter was primarily driven by higher interest income resulting from rising base rates, partially offset by lower prepayment fees. The increase for the full year was primarily driven by higher interest income resulting from rising base rates and a larger investment portfolio.

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GAAP net investment income was $35.9 million ($0.20 per share) and $148.6 million ($0.82 per share) for the fourth fiscal quarter and full year, respectively, as compared with $40.4 million ($0.22 per share) and $97.1 million ($0.60 per share) for the third fiscal quarter of 2022 and the full year of 2021. The decrease for the quarter was principally from a reversal of accrued capital gains incentive fees in the prior quarter and higher interest expense, partially offset by higher total investment income. The full year increase was primarily driven by higher total investment income and a reversal of accrued capital gains incentive fees, partially offset by higher interest expense, base management fees (net of waivers) and part I incentive fees.

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Adjusted net investment income was $33.7 million ($0.18 per share) and $128.6 million ($0.71 per share) for the fourth fiscal quarter and full year, as compared with $31.4 million ($0.17 per share) and $103.4 million ($0.64 per share) for the third fiscal quarter of 2022 and the full year of 2021. The increase for the quarter primarily reflected higher adjusted total investment income, partially offset by higher interest expense. The increase for the full year was primarily driven by higher adjusted total investment income, partially offset by higher interest expense, base management fees (net of waivers) and part I incentive fees.

•

Net asset value (“NAV”) per share was $6.79 as of September 30, 2022, as compared with $6.89 as of June 30, 2022. The decrease primarily reflected credit spread widening on debt investments and unrealized losses on certain equity investments, partially offset by undistributed net investment income. The NAV decline from $7.28 as of September 30, 2021 primarily reflected credit spread widening on debt investments and unrealized losses on certain equity investments, partially offset by undistributed net investment income.

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Originated $97.0 million of new investment commitments and received $146.1 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended September 30, 2022. The weighted average yield on new debt investments was 9.9%.

•	No investments were on non-accrual status as of September 30, 2022.

•

Total debt outstanding was $1,350.0 million as of September 30, 2022. The total debt to equity ratio was 1.08x, and the net debt to equity ratio was 1.06x, after adjusting for cash and cash equivalents.

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Liquidity as of September 30, 2022 was composed of $23.5 million of unrestricted cash and cash equivalents and $500.0 million of undrawn capacity under the credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $224.2 million, or $175.2 million excluding unfunded commitments to the Company’s joint ventures. Of the $175.2 million, approximately $141.9 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies.

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A quarterly cash distribution was declared of $0.18 per share, up 6% from the prior quarter and the tenth consecutive quarterly distribution increase. The distribution is payable in cash on December 30, 2022 to stockholders of record on December 15, 2022.

•	A special distribution was also declared of $0.14 per share payable in cash on December 30, 2022 to stockholders of record on December 15, 2022.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “We delivered another quarter of exceptional results, ending our fiscal year with strong momentum. Over the course of the year, we prudently grew our portfolio, selectively investing across non-sponsor and sponsor-owned companies, while maintaining excellent credit quality. Additionally, rising base rates supported investment income, given our portfolio’s exposure to floating rate loans. We generated a record level of adjusted net investment income for the year as a result, with an ROE of nearly 10%, and we increased the dividend level by 16%. As we look ahead to fiscal year 2023, we believe our substantial dry powder and defensively positioned portfolio position us well for what looks to be a continuing volatile market environment.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.18 per share, an increase of 6%, or $0.01 per share, from the prior quarter and the tenth consecutive quarterly distribution increase. The distribution is payable in cash on December 30, 2022 to stockholders of record on December 15, 2022.

The Board of Directors also declared a special distribution of $0.14 per share payable in cash on December 30, 2022 to stockholders of record on December 15, 2022 to offset an increase in taxable income driven by gains on foreign currency forward contracts and equity investments held through a taxable subsidiary.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended			For the year ended

($ in thousands, except per share data)	September 30, 2022 (unaudited)	June 30, 2022 (unaudited)	September 30, 2021 (unaudited)	September 30, 2022	September 30, 2021

GAAP operating results:
Interest income	$61,719	$54,728	$55,094	$228,916	$174,381

PIK interest income	6,011	5,178	4,960	20,526	16,447

Fee income	1,539	2,275	645	6,631	14,098

Dividend income	875	956	3,101	6,447	4,459

Total investment income	70,144	63,137	63,800	262,520	209,385

Net expenses	34,286	22,767	28,321	110,591	109,484

Net investment income before taxes	35,858	40,370	35,479	151,929	99,901

(Provision) benefit for taxes on net investment income	—	—	(2,437)	(3,308)	(2,795)

Net investment income	35,858	40,370	33,042	148,621	97,106

Net realized and unrealized gains (losses), net of taxes	(22,650)	(78,204)	3,519	(119,398)	140,154

Net increase (decrease) in net assets resulting from operations	$13,208	$(37,834)	$36,561	$29,223	$237,260

Total investment income per common share	$0.38	$0.34	$0.35	$1.44	$1.29

Net investment income per common share	$0.20	$0.22	$0.18	$0.82	$0.60

Net realized and unrealized gains (losses), net of taxes per common share	$(0.12)	$(0.43)	$0.02	$(0.66)	$0.86

Earnings (loss) per common share — basic and diluted	$0.07	$(0.21)	$0.20	$0.16	$1.46

Non-GAAP Financial Measures[1]:

Adjusted total investment income	$67,971	$60,949	$58,229	$251,303	$198,089

Adjusted net investment income	$33,685	$31,386	$29,100	$128,613	$103,425

Adjusted net realized and unrealized gains (losses), net of taxes	$(20,477)	$(76,016)	$9,088	$(108,183)	$117,372

Adjusted earnings (loss)	$13,208	$(37,834)	$36,559	$29,221	$203,182

Adjusted total investment income per share	$0.37	$0.33	$0.32	$1.38	$1.22

Adjusted net investment income per share	$0.18	$0.17	$0.16	$0.71	$0.64

Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.11)	$(0.41)	$0.05	$(0.59)	$0.72

Adjusted earnings (loss) per share	$0.07	$(0.21)	$0.20	$0.16	$1.25

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the merger of Oaktree Strategic Income Corporation with and into the Company (the “OCSI Merger”) and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of

($ in thousands, except per share data and ratios)	September 30, 2022		June 30, 2022 (unaudited)		September 30, 2021

Select balance sheet and other data:

Cash and cash equivalents	$23,528		$34,306		$29,334

Investment portfolio at fair value	2,494,111		2,565,389		2,556,629

Total debt outstanding (net of unamortized financing costs)	1,301,043		1,356,606		1,268,743

Net assets	1,245,563		1,263,529		1,312,823

Net asset value per share	6.79		6.89		7.28

Total debt to equity ratio	1.08	x	1.10	x	0.97	x

Net debt to equity ratio	1.06	x	1.08	x	0.95	x

Adjusted total investment income for the quarter ended September 30, 2022 was $68.0 million and included $59.6 million of interest income from portfolio investments, $6.0 million of payment-in-kind (“PIK”) interest income, $1.5 million of fee income and $0.9 million of dividend income. The increase of $7.0 million was primarily driven by $7.8 million of higher interest income primarily driven by the impact of rising interest rates on the Company’s floating rate investments, partially offset by $0.7 million of lower fee income primarily driven by lower prepayment fees.

Adjusted total investment income for full-year 2022 was $251.3 million and included $217.8 million of interest income from portfolio investments, $20.5 million of payment-in-kind (“PIK”) interest income, $6.6 million of fee income and $6.4 million of dividend income. The increase of $53.2 million for the year ended September 30, 2022 was primarily driven by $58.7 million of higher interest income principally due to the impact of rising interest rates on our floating rate investments and net portfolio growth from new originations and the increase in assets resulting from the OCSI Merger that was completed during the quarter ended March 31, 2021. Also contributing to the increase was $2.0 million of higher dividend income primarily driven by higher dividends received from the Company’s investment in the SLF JV I, partially offset by $7.5 million of lower fee income primarily driven by lower prepayment fees.

Net expenses for the quarter ended September 30, 2022 totaled $34.3 million, up $11.5 million from the quarter ended June 30, 2022. The increase primarily reflected a $6.8 million reversal of accrued capital gains incentive fees in the prior quarter, $3.9 million of higher interest expense as a result of the impact of rising interest rates on the Company’s floating rate liabilities, $0.5 million of higher part I incentive fees and $0.5 million of higher professional fees.

Net expenses for full-year 2022 totaled $110.6 million, up $1.1 million from the year ended September 30, 2021. The increase was primarily driven by $16.4 million of higher interest expense as a result of higher average borrowings outstanding and the impact of rising interest rates on the Company’s floating rate liabilities, $5.9 million of higher management fees (net of waivers) as a result of a larger investment portfolio and $5.0 million of higher part I incentive fees. This was partially offset by $26.4 million of lower accrued capital gains incentive fees.

Adjusted net investment income was $33.7 million ($0.18 per share) for the quarter ended September 30, 2022, up from $31.4 million ($0.17 per share) for the quarter ended June 30, 2022. The increase of $2.3 million primarily reflected $7.0 million of higher adjusted total investment income, partially offset by $3.9 million of higher interest expense, $0.5 million of higher part I incentive fees and $0.5 million of higher professional fees.

Adjusted net investment income was $128.6 million ($0.71 per share) for full-year 2022, up from $103.4 million ($0.64 per share) for the year ended September 30, 2021. The increase of $25.2 million primarily reflected $53.2 million of higher adjusted total investment income, partially offset by $16.4 million of higher interest expense, $5.9 million of higher management fees (net of waivers) and $5.0 million of higher part I incentive fees.

Adjusted net realized and unrealized losses, net of taxes, were $20.5 million and $108.2 million for the quarter and year ended September 30, 2022, primarily reflecting credit spread widening on debt investments and unrealized losses on certain equity investments.

Portfolio and Investment Activity

	As of

($ in thousands)	September 30, 2022 (unaudited)	June 30, 2022 (unaudited)	September 30, 2021 (unaudited)

Investments at fair value	$2,494,111	$2,565,389	$2,556,629

Number of portfolio companies	149	151	138

Average portfolio company debt size	$16,500	$16,700	$18,700

Asset class:

Senior secured debt	86.9%	86.6%	86.7%

Unsecured debt	2.3%	2.5%	1.7%

Equity	4.2%	4.3%	4.2%

JV interests	6.7%	6.6%	7.4%

			—%

Non-accrual debt investments:

Non-accrual investments at fair value	$—	$—	$—

Non-accrual investments as a percentage of debt investments	—%	—%	—%

Number of investments on non-accrual	—	—	—

Interest rate type:

Percentage floating-rate	86.5%	87.8%	91.5%

Percentage fixed-rate	13.5%	12.2%	8.5%

Yields:

Weighted average yield on debt investments[1]	10.6%	9.3%	8.7%

Cash component of weighted average yield on debt investments	9.3%	8.2%	7.4%

Weighted average yield on total portfolio investments[2]	10.2%	9.0%	8.3%

Investment activity:

New investment commitments	$97,000	$131,900	$385,000

New funded investment activity[3]	$84,500	$130,000	$416,400

Proceeds from prepayments, exits, other paydowns and sales	$146,100	$129,900	$201,800

Net new investments[4]	$(61,600)	$100	$214,600

Number of new investment commitments in new portfolio companies	6	12	14

Number of new investment commitments in existing portfolio companies	5	16	6

Number of portfolio company exits	8	7	11

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the OCSI Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the OCSI Merger.

[3]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of September 30, 2022, the fair value of the investment portfolio was $2.5 billion and was composed of investments in 149 companies. These included debt investments in 135 companies, equity investments in 38 companies, and the Company’s joint venture investments in SLF JV I (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 26 of the equity investments were in companies in which the Company also had a debt investment.

As of September 30, 2022, 95.0% of the Company’s portfolio at fair value consisted of debt investments, including 71.2% of first lien loans, 15.7% of second lien loans and 8.1% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 70.0% of first lien loans, 16.6% of second lien loans and 8.2% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of June 30, 2022.

As of September 30, 2022, there were no investments on non-accrual status.

The Company’s investments in SLF JV I totaled $117.0 million at fair value as of September 30, 2022, down 2% from $119.3 million as of June 30, 2022. The decrease was primarily driven by SLF JV’s use of leverage and unrealized price declines in the underlying investment portfolio resulting from broader credit market volatility and was partially offset by undistributed net investment income.

As of September 30, 2022, SLF JV I had $385.2 million in assets, including senior secured loans to 60 portfolio companies. This compared to $365.0 million in assets, including senior secured loans to 56 portfolio companies, as of June 30, 2022. As of September 30, 2022, there were no investments held by SLF JV I on non-accrual status. SLF JV I generated cash interest income of $2.2 million for the Company during the quarter ended September 30, 2022, up from $1.9 million in the prior quarter. In addition, SLF JV I generated dividend income of $0.9 million for the Company during the quarter ended September 30, 2022, which was unchanged as compared to the prior quarter. As of September 30, 2022, SLF JV I had $30.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $260 million senior revolving credit facility, and its debt to equity ratio was 1.7x.

The Company’s investments in Glick JV totaled $50.3 million at fair value as of September 30, 2022, down 1% from $50.6 million as of June 30, 2022. The decline was primarily driven by Glick JV’s use of leverage and unrealized price declines in the underlying investment portfolio resulting from broader market volatility.

As of September 30, 2022, Glick JV had $146.8 million in assets, including senior secured loans to 43 portfolio companies. This compared to $141.5 million in assets, including senior secured loans to 43 portfolio companies, as of June 30, 2022. As of September 30, 2022, there were no investments held by Glick JV on non-accrual status. Glick JV generated cash interest income of $1.0 million during the quarter ended September 30, 2022, up from $0.8 million in the prior quarter. As of September 30, 2022, Glick JV had $7.9 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

Liquidity and Capital Resources

As of September 30, 2022, the Company had total principal value of debt outstanding of $1,350.0 million, including $700.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025 and $350.0 million of the 2.700% Notes due 2027. The funding mix was composed of 52% secured and 48% unsecured borrowings as of September 30, 2022. The Company was in compliance with all financial covenants under its credit facilities as of September 30, 2022.

As of September 30, 2022, the Company had $23.5 million of unrestricted cash and cash equivalents and $500.0 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of September 30, 2022, unfunded investment commitments were $224.2 million, or $175.2 million excluding unfunded commitments to the Company’s joint ventures. Of the $175.2 million, approximately $141.9 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of September 30, 2022, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 4.4%, up from 3.2% as of June 30, 2022, primarily driven by the impact of rising interest rates on the Company’s floating rate liabilities.

The Company’s total debt to equity ratio was 1.08x and 1.10x as of September 30, 2022 and June 30, 2022, respectively. The Company’s net debt to equity ratio was 1.06x and 1.08x as of September 30, 2022 and June 30, 2022, respectively.

OSI 2 Merger Update

On September 15, 2022, the Company entered into an agreement to merge with Oaktree Strategic Income II, Inc. (“OSI 2”), an affiliated business development company managed by Oaktree Fund Advisors, LLC, with the Company as the surviving company. Under the terms of the proposed merger, OSI 2 shareholders will receive an amount of shares of the Company’s common stock with a NAV equal to the NAV of shares of OSI 2 common stock that they hold at the time of closing.

On October 24, 2022, the Company filed a preliminary registration statement on Form N-14, which included a joint proxy statement of the Company and OSI 2 and the Company’s prospectus. The registration statement on Form N-14 is subject to review by the SEC. Once the registration statement on Form N-14 is declared effective, the Company will file its final joint proxy statement/prospectus with the SEC and begin mailing proxies to stockholders. The transaction is subject to approval by OSI 2 and the Company’s stockholders and other customary closing conditions. Assuming these conditions are satisfied, the transaction is expected to close in the first calendar quarter of 2023.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the OCSI Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

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“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

•

“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

On March 19, 2021, the Company completed the OCSI Merger. The OCSI Merger was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to stockholders of Oaktree Strategic Income Corporation (“OCSI”) was allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired OCSI investments under ASC 805 that, in aggregate, was significantly lower than the historical cost basis of the acquired OCSI investments prior to the OCSI Merger. Additionally, immediately following the completion of the OCSI Merger, the acquired OCSI investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the accretion income resulting from the new cost basis of the OCSI investments acquired in the OCSI Merger because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income/gain resulting from the OCSI Merger and are used by management to evaluate the economic earnings of its investment portfolio. Moreover, these metrics align the Company’s key financial measures with the calculation of incentive

1 Adjusted earnings (loss) includes accrued Part II incentive fees. For the year ended September 30, 2022, $8.8 million of accrued Part II incentive fees were reversed. As of September 30, 2022, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the year ended September 30, 2022, no amounts were payable under the A&R Advisory Agreement.

fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired OCSI investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended						For the year ended

	September 30, 2022 (unaudited)		June 30, 2022 (unaudited)		September 30, 2021 (unaudited)		September 30, 2022		September 30, 2021

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP total investment income	$70,144	$0.38	$63,137	$0.34	$63,800	$0.35	$262,520	$1.44	$209,385	$1.29

Less: Interest income accretion related to merger accounting adjustments	(2,173)	(0.01)	(2,188)	(0.01)	(5,571)	(0.03)	(11,217)	(0.06)	(11,296)	(0.07)

Adjusted total investment income	$67,971	$0.37	$60,949	$0.33	$58,229	$0.32	$251,303	$1.38	$198,089	$1.22

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended						For the year ended

	September 30, 2022 (unaudited)		June 30, 2022 (unaudited)		September 30, 2021 (unaudited)		September 30, 2022		September 30, 2021

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net investment income	$35,858	$0.20	$40,370	$0.22	$33,042	$0.18	$148,621	$0.82	$97,106	$0.60

Less: Interest income accretion related to merger accounting adjustments	(2,173)	(0.01)	(2,188)	(0.01)	(5,571)	(0.03)	(11,217)	(0.06)	(11,296)	(0.07)

Add: Part II incentive fee	—	—	(6,796)	(0.04)	1,629	0.01	(8,791)	(0.05)	17,615	0.11

Adjusted net investment income	$33,685	$0.18	$31,386	$0.17	29,100	$0.16	$128,613	$0.71	$103,425	$0.64

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended						For the year ended

	September 30, 2022 (unaudited)		June 30, 2022 (unaudited)		September 30, 2021 (unaudited)		September 30, 2022		September 30, 2021

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net realized and unrealized gains (losses), net of taxes	$(22,650)	$(0.12)	$(78,204)	$(0.43)	$3,519	$0.02	$(119,398)	$(0.66)	$140,154	$0.86

Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	2,173	0.01	2,188	0.01	5,569	0.03	11,215	0.06	(22,782)	(0.14)

Adjusted net realized and unrealized gains (losses), net of taxes	$(20,477)	$(0.11)	$(76,016)	$(0.41)	$9,088	$0.05	$(108,183)	$(0.59)	$117,372	$0.72

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended						For the year ended

	September 30, 2022 (unaudited)		June 30, 2022 (unaudited)		September 30, 2021 (unaudited)		September 30, 2022		September 30, 2021

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share

Net increase (decrease) in net assets resulting from operations	$13,208	$0.07	$(37,834)	$(0.21)	$36,561	$0.20	$29,223	$0.16	$237,260	$1.46

Less: Interest income accretion related to merger accounting adjustments	(2,173)	(0.01)	(2,188)	(0.01)	(5,571)	(0.03)	(11,217)	(0.06)	(11,296)	(0.07)

Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	2,173	0.01	2,188	0.01	5,569	0.03	11,215	0.06	(22,782)	(0.14)

Adjusted earnings (loss)	$13,208	$0.07	$(37,834)	$(0.21)	$36,559	$0.20	$29,221	$0.16	$203,182	$1.25

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its fourth fiscal quarter and full year 2022 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on November 15, 2022. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 8580879, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the two step-merger of OSI 2 with and into the Company (the “Mergers”) closing; (ii) the expected synergies and savings associated with the Mergers; (iii) the ability to realize the anticipated benefits of the Mergers, including the expected elimination of certain expenses and costs due to the Mergers; (iv) the percentage of OSI 2 and the Company’s stockholders voting in favor of the proposals submitted for their approval; (v) the possibility that competing offers or acquisition proposals will be made; (vi) the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied or waived; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the risk that stockholder litigation in connection with the Mergers may result in significant costs of defense and liability; (ix) changes in the economy, financial markets and political environment, including the impacts of inflation and rising interest rates, (x) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflict between Russia and Ukraine), natural disasters or pandemics; (xi) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (xii) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; and (xiii) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	September 30, 2022	June 30, 2022 (unaudited)	September 30, 2021

ASSETS

Investments at fair value:

Control investments (cost September 30, 2022: $260,305; cost June 30, 2022: $262,244; cost September 30, 2021: $283,599)	$214,165	$222,858	$270,765

Affiliate investments (cost September 30, 2022: $27,353; cost June 30, 2022: $24,617; cost September 30, 2021: $18,763)	26,196	23,427	18,289

Non-control/Non-affiliate investments (cost September 30, 2022: $2,330,096; cost June 30, 2022: $2,378,626; cost September 30, 2021: $2,236,759)	2,253,750	2,319,104	2,267,575

Total investments at fair value (cost September 30, 2022: $2,617,754; cost June 30, 2022: $2,665,487; cost September 30, 2021: $2,539,121)	2,494,111	2,565,389	2,556,629

Cash and cash equivalents	23,528	34,306	29,334

Restricted cash	2,836	2,009	2,301

Interest, dividends and fees receivable	35,598	29,130	22,125

Due from portfolio companies	22,495	6,881	1,990

Receivables from unsettled transactions	4,692	3,274	8,150

Due from broker	45,530	36,340	1,640

Deferred financing costs	7,350	7,918	9,274

Deferred offering costs	32	32	34

Deferred tax asset, net	1,687	1,698	714

Derivative assets at fair value	6,789	1,134	1,912

Other assets	1,665	1,267	2,284

Total assets	$2,646,313	$2,689,378	$2,636,387

LIABILITIES AND NET ASSETS

Liabilities:

Accounts payable, accrued expenses and other liabilities	$3,701	$2,324	$3,024

Base management fee and incentive fee payable	15,940	15,563	32,649

Due to affiliate	3,180	3,540	4,357

Interest payable	7,936	8,356	4,597

Director fees payable	—	38	—

Payables from unsettled transactions	26,981	8,556	8,086

Derivative liability at fair value	41,969	30,866	2,108

Credit facilities payable	700,000	745,000	630,000

Unsecured notes payable (net of $5,020, $5,390 and $6,501 of unamortized financing costs as of September 30, 2022, June 30, 2022 and September 30, 2021, respectively)	601,043	611,606	638,743

Total liabilities	1,400,750	1,425,849	1,323,564

Commitments and contingencies

Net assets:

Common stock, $0.01 par value per share, 250,000 shares authorized; 183,374, 183,374 and 180,361 shares issued and outstanding as of September 30, 2022, June 30, 2022 and September 30, 2021, respectively	1,834	1,834	1,804

Additional paid-in-capital	1,826,498	1,826,498	1,804,354

Accumulated overdistributed earnings	(582,769)	(564,803)	(493,335)

Total net assets (equivalent to $6.79, $6.89 and $7.28 per common share as of September 30, 2022, June 30, 2022 and September 30, 2021, respectively)	1,245,563	1,263,529	1,312,823

Total liabilities and net assets	$2,646,313	$2,689,378	$2,636,387

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended September 30, 2022 (unaudited)	Three months ended June 30, 2022 (unaudited)	Three months ended September 30, 2021 (unaudited)	Year ended September 30, 2022	Year ended September 30, 2021

Interest income:

Control investments	$3,829	$3,400	$3,670	$14,043	$11,792

Affiliate investments	574	470	279	1,744	716

Non-control/Non-affiliate investments	57,021	50,707	51,144	212,677	161,864

Interest on cash and cash equivalents	295	151	1	452	9

Total interest income	61,719	54,728	55,094	228,916	174,381

PIK interest income:

Non-control/Non-affiliate investments	6,011	5,178	4,960	20,526	16,447

Total PIK interest income	6,011	5,178	4,960	20,526	16,447

Fee income:

Control investments	12	12	13	50	59

Affiliate investments	5	5	5	20	20

Non-control/Non-affiliate investments	1,522	2,258	627	6,561	14,019

Total fee income	1,539	2,275	645	6,631	14,098

Dividend income:

Control investments	875	875	3,101	6,366	4,459

Non-control/Non-affiliate investments	—	81	—	81	—

Total dividend income	875	956	3,101	6,447	4,459

Total investment income	70,144	63,137	63,800	262,520	209,385

Expenses:

Base management fee	9,703	9,819	9,768	39,556	32,288

Part I incentive fee	6,986	6,497	6,015	26,644	21,598

Part II incentive fee	—	(6,796)	1,629	(8,791)	17,615

Professional fees	1,389	885	1,288	4,418	4,231

Directors fees	160	160	160	603	607

Interest expense	15,751	11,870	9,032	46,929	30,518

Administrator expense	278	271	463	1,246	1,510

General and administrative expenses	769	811	716	2,986	2,725

Total expenses	35,036	23,517	29,071	113,591	111,092

Fees waived	(750)	(750)	(750)	(3,000)	(1,608)

Net expenses	34,286	22,767	28,321	110,591	109,484

Net investment income before taxes	35,858	40,370	35,479	151,929	99,901

(Provision) benefit for taxes on net investment income	—	—	(2,437)	(3,308)	(2,795)

Net investment income	35,858	40,370	33,042	148,621	97,106

Unrealized appreciation (depreciation):

Control investments	(6,754)	(16,991)	1,395	(33,306)	31,731

Affiliate investments	33	(328)	355	(683)	568

Non-control/Non-affiliate investments	(16,803)	(67,806)	(3,311)	(107,136)	80,531

Foreign currency forward contracts	5,655	(1,630)	(537)	4,877	1,689

Net unrealized appreciation (depreciation)	(17,869)	(86,755)	(2,098)	(136,248)	114,519

Realized gains (losses):

Control investments	—	—	—	1,868	—

Non-control/Non-affiliate investments	(4,303)	416	827	1,585	27,094

Foreign currency forward contracts	1,547	8,796	2,912	13,726	(674)

Net realized gains (losses)	(2,756)	9,212	3,739	17,179	26,420

(Provision) benefit for taxes on realized and unrealized gains (losses)	(2,025)	(661)	1,878	(329)	(785)

Net realized and unrealized gains (losses), net of taxes	(22,650)	(78,204)	3,519	(119,398)	140,154

Net increase (decrease) in net assets resulting from operations	$13,208	$(37,834)	$36,561	$29,223	$237,260

Net investment income per common share — basic and diluted	$0.20	$0.22	$0.18	$0.82	$0.60

Earnings (loss) per common share — basic and diluted	$0.07	$(0.21)	$0.20	$0.16	$1.46

Weighted average common shares outstanding — basic and diluted	183,374	183,370	180,361	182,181	162,118